WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL  33611

May 15, 2001

Adar Alternative Two, Inc.
Mashpee, MA

RE: Registration Statement on Form S-4

Gentlemen:

     I have acted as your counsel in the preparation on a Registration Statement on S-4 (the  "Registration  Statement") filed by you with the Securities and
Exchange  Commission  covering shares of Common Stock of Adar Alternative Two,
Inc. (the "Stock").

     In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

     The Stock, when issued and delivered in the manner and/or the terms described in the Registration  Statement (after it is declared effective), will duly and validly issued, fully paid and nonassessable;

     I hereby consent to the reference to my name in the Registration  Statement and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael T. Williams
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    Michael T. Williams